December 5, 2014                                        Exhibit 99.1
Park National Corporation mourns Vice Chairman Harry O. Egger
Outstanding business and community leader
remembered in Springfield and Newark

NEWARK, Ohio - Park National Corporation announced with sadness that the vice chairman of its board of directors, Harry O. Egger III, passed away December 1, 2014. He had been chairman of Security National Bank’s Board of Directors since 1997 and Vice Chairman of Park National Corporation’s Board of Directors since 2001. Security National Bank, headquartered in Springfield, Ohio, is a division of The Park National Bank.
“Harry was a dear friend, a consummate banker and a tireless community leader.  We will miss his judgment, his wit and his insight. Our thoughts and prayers are with Harry’s wife, Linda, and their family,” said David L. Trautman, chief executive officer of Park National Corporation.
Park National Chairman Dan DeLawder said, “In addition to being a true friend to all of us, Harry was one of our key mentors. He taught us so much, for which we will be forever grateful.”
Egger was born September 8, 1938 and graduated from Springfield High School in 1957. He attended Ohio University and Wittenberg University. He earned a degree from the Graduate School of Banking at the University of Wisconsin.
He started his banking career at Springfield Savings Society in Springfield, Ohio in 1959. Security National Bank welcomed Egger in 1976. He served as President of Security National Bank from 1981 until 1997. He served as Security National Bank’s chief executive officer from 1981 to 2003.

“Harry is the man that made Security National Bank what it is today,” added Security National Bank Chief Executive Officer Bill Fralick. “He was a role model for all of us. His passing is a loss for not only the bank, but for the entire community. Personally, I have lost a relationship that I cherished.”
Egger was also passionate about servant leadership and became a prominent community leader during his career, for which he was often recognized. He is a recipient of the Greater Springfield Chamber of Commerce’s Lifetime Community Achievement Award, the Springfield City School District’s Alumni of Distinction Award, and was an honoree on the Clark County Historical Society’s Wall of Remembrance.
He was involved with many non-profit and service organizations in the Springfield area, including Western Ohio Multiple Sclerosis Society, Dayton Kidney Foundation, Miami Valley Boy Scouts, Kettering Medical Center, Planned Parenthood Association, Clark County Development Council, Catholic Social Services, Clark State Community College Foundation, Mercy Medical Center, Greater Springfield Chamber of Commerce, United Way Campaign Chairman, Clark State

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

Foundation Board, Wittenberg University, Ferncliff Cemetery, Springfield Symphony Foundation, Springfield Rotary Club and Springfield Foundation.
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Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com